EXHIBIT 99.1

FINANCIAL DYNAMICS
BUSINESS COMMUNICATIONS

WALL STREET PLAZA
88 PINE STREET, 32ND FLOOR
NEW YORK, NY 10005, US

TEL +1 212 850 5600
FAX +1 212 850 5790

FOR:                   TARRANT APPAREL GROUP

CONTACT:       Corazon Reyes
                            Chief Financial Officer
                            (323) 780-8250

                            Investor Relations:
                            Melissa Myron/Lila Sharifian
                            (212) 850-5600

FOR IMMEDIATE RELEASE

TARRANT APPAREL GROUP ANNOUNCES FISCAL 2005 FIRST QUARTER RESULTS
~ Net Sales Increase 6.3% ~
~ Gross Margin Expands 220 Basis Points ~

        LOS ANGELES, CA – May 11, 2005 – Tarrant Apparel Group (Nasdaq:TAGS), a design and sourcing company for private label and private brand casual apparel, today announced financial results for the first quarter ended March 31, 2005.

Financial Results

        Net sales increased 6.3% to $44.8 million from $42.2 million in the first quarter of fiscal 2004, primarily reflecting increased sales from the Company’s Private Brands business. Gross profit increased 19.3% to $8.9 million from $7.5 million and gross margin increased 220 basis points to 20.0% from 17.8% in the year-ago period, primarily due to increased sales of Private Brands. Selling, general and administrative expenses decreased 37.3% to $8.4 million from $13.4 million in the comparable period last year, as a result of sales leverage and non-recurring costs in last year’s period related to the reclassification of certain Mexico operating expenses. Net loss was $0.1 million, or breakeven earnings per diluted share, compared to a net loss of $3.0 million, or $0.10 per diluted share, in last year’s first quarter.

        Barry Aved, President and CEO of Tarrant Apparel Group, commented, “Our first quarter results demonstrate the progress we are making in improving our business. During the quarter, we increased our top line led by the increasing contribution from our strong portfolio of private brands, particularly Gear7. In addition, we increased gross margin and reduced SG&A expenses, while significantly increasing development costs in preparation for launching our newest private brands. These advances led to our breakeven bottom line, a significant improvement versus last year’s first quarter net loss per share.”

Company Outlook

        Based on business and economic conditions, the Company reiterates its previously announced expectations for fiscal 2005. The Company currently anticipates sales to be in the range of approximately $240 million to $250 million and net income to be between approximately $9 million and $12 million. This outlook contemplates Private Brands to contribute in the range of $60 million to $70 million in revenue and Private Label to contribute in the range of $175 million to $185 million in revenue.

    Mr.        Aved concluded, “As we look to the remainder of fiscal 2005, we are encouraged by our first quarter performance as well as the initial positive market reaction to our Jessica Simpson products. In addition, we are excited about the June launch of House of Deréon by Beyoncé Knowles. Our Private Label business is also being well received and appears to be on trend. With our improved operating results, we are on the right track in our pursuit of long term growth and profitability as well as enhanced shareholder value.”

Conference Call

        Tarrant Apparel Group will host a conference call Wednesday May 11, 2005 at 10:00 a.m. Eastern Time that may be accessed via the Internet at: www.tags.com or by dialing (800) 922-0755. Additionally, a replay of the call will be available through May 18, 2005 and can be accessed by dialing (877) 519-4471, passcode 6055257.

About Tarrant Apparel Group

        Tarrant Apparel Group serves specialty retailers, mass merchants, national department stores, and branded wholesalers by designing, merchandising, contracting for the manufacture of, and selling casual and well-priced apparel for women, men, and children. Through its subsidiary, Private Brands, Inc., Tarrant designs, markets, and manufactures privately owned brands, including American Rag CIE, and has exclusive license agreements with several celebrity brands such as Jessica Simpson and Beyoncé Knowles’ House of Deréon.

Forward-Looking Statements

        Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include sales and net income guidance for fiscal 2005 and the anticipated launch of the Jessica Simpson and Beyoncé Knowles brands. Factors which could cause actual results to differ materially from these forward-looking statements include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, continued delays at West Coast ports, the unanticipated loss of a major customer, delays in the launch of new private brands, and the inability to raise additional capital necessary to support anticipated growth. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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TARRANT APPAREL GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	MARCH 31, 2005	DECEMBER 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$201	$1,215
Accounts receivable, net	43,283	37,759
Due from related parties	7,336	10,652
Inventory	18,278	19,144
Current portions of notes receivable from related parties	5,324	5,324
Prepaid expenses and other receivables	1,134	1,252
Prepaid royalties	3,397	2,258
Income tax receivable	173	145

Total current assets	79,126	77,749

Property and equipment, net	1,735	1,875
Notes receivable	39,890	40,107
Equity method investment	2,044	1,880
Deferred financing costs, net	1,125	1,203
Other assets	186	414
Goodwill, net	8,583	8,583

Total assets	$132,689	$131,811

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short term bank borrowings	$12,659	$17,951
Accounts payable	18,526	24,395
Accrued expenses	11,754	11,243
Income taxes	16,903	16,826
Current portion of long-term debt	31,484	19,629

Total current liabilities	91,326	90,044

Long-term obligations	2,125	2,545
Convertible debentures, net	8,469	8,330
Long term deferred tax liabilities	162	214
Minority interest	--	--
Commitments and contingencies
Shareholders' equity	30,607	30,678
Total liabilities and shareholders' equity	$132,689	$131,811

TARRANT APPAREL GROUP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	THREE MONTHS ENDED MARCH 31, 2005 (Unaudited)	THREE MONTHS ENDED MARCH 31, 2004 (Unaudited)
Net sales	$44,830	$42,155
Cost of sales	35,884	34,655

Gross profit	8,946	7,500
Selling and distribution expenses	2,562	2,642
General and administrative expenses	5,856	10,779

Income (loss) from operations	528	(5,921)
Interest expense	(813)	(794)
Interest income	553	94
Other (expense) income	(73)	3,137
Minority interest	--	881

Income (loss) before provision for income taxes	195	(2,603)
Provision for income taxes	301	371

Net loss	$(106)	$(2,974)

Net loss per share:
Basic	$(0.00)	$(0.10)

Diluted	$(0.00)	$(0.10)

Weighted average common and common equivalent shares:
Basic	28,814,763	28,485,093

Diluted	28,814,763	28,485,093